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                                                               EXECUTION VERSION
                                OPTION AGREEMENT


     Option Agreement made this 21st day of October, 1998, by and among Corn Products International, Inc., a Delaware corporation ("Corn Products") and Promociones Industriales Aralia, S.A. de C.V., a corporation organized and existing under the laws of the Republic of Mexico ("Aralia").

     WHEREAS, Corn Products has entered into that certain Transaction Agreement dated as of October 21, 1998 (the "Transaction Agreement") with Arancia Industrial S.A. de C.V., a corporation organized and existing under the laws of the Republic of Mexico ("Arinsa"), and Aralia. Unless otherwise specified herein, all capitalized terms used or incorporated by reference herein without definition shall have the meanings set forth in the Transaction Agreement.

     WHEREAS, pursuant to the Transaction Agreement, Corn Products (i) agreed to purchase from Aralia, and Aralia agreed to sell to Corn Products, forty-nine percent of the outstanding capital stock of Aracorn S.A. de C.V., a corporation organized under the laws of the Republic of Mexico ("Aracorn"), and (ii) granted to Aralia options to sell the remaining fifty-one percent of the outstanding capital stock of Aracorn to Corn Products on the terms and conditions set forth therein.

     WHEREAS, Aralia desires to grant to Corn Products, and Corn Products desires to have, options to purchase the remaining fifty-one percent of the outstanding capital stock of Aracorn from Aralia on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement and the Transaction Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Corn Products and Aralia covenant and agree as follows:


                                    ARTICLE I

                               PURCHASE OF SHARES

     1.1. PURCHASE AND SALE OF SHARES. (a) At the option of Corn Products, exercised by written notice (the "First Call Exercise Notice") delivered to Aralia no later than two Business Days prior to the First Call Closing Date, and upon the terms and subject to the conditions of this Agreement, on the First Call Closing Date, Aralia shall sell, transfer, assign, convey and deliver to Corn Products, free and clear of all Liens, 59,757,307 shares of capital stock of Aracorn (the "26.6% Shares"), and Corn Products shall purchase such 26.6% Shares from Aralia.



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     (b)  At the option of Corn Products, exercised by written notice (the
"Second Call Exercise Notice") delivered to Aralia no later than December 1, 2003, and upon the terms and subject to the conditions of this Agreement, on the Second Call Closing Date, Aralia shall sell, transfer, assign, convey and deliver to Corn Products, free and clear of all Liens, 54,814,973 shares of capital stock of Aracorn (the "24.4% Shares") and Corn Products shall purchase such 24.4% Shares from Aralia.

     1.2. PURCHASE PRICE. (a) The purchase price for the 26.6% Shares (the "First Call Purchase Price") shall be, at Corn Products' option, either (i) cash in the amount equal to US$38,043,141 plus the amount accrued thereon from the Initial Closing Date to the First Call Closing Date at the Agreed Rate, or (ii)
(A) cash in the amount equal to US$18,043,141 plus the amount accrued thereon from the Initial Closing Date to the First Call Closing Date at the Agreed Rate plus (B) a number of shares of Corn Products Common Stock determined by dividing
(1) US$20,000,000 plus the amount accrued thereon from the Initial Closing Date to the First Call Closing Date at the Agreed Rate by (2) the average of the Fair Market Value of Corn Products Common Stock for the twenty (20) trading days immediately prior to the First Call Closing Date.

     (b) The purchase price for the 24.4% Shares (the "Second Call Purchase Price") shall be, at Corn Products' option, either (i) cash in the amount equal to US$34,901,960 plus the amount accrued thereon from the Initial Closing Date to the Second Call Closing Date at the Agreed Rate, subject to adjustment, if any, pursuant to Section 3.2 hereof, or (ii) (A) cash in the amount equal to US$24,901,960 plus the amount accrued thereon from the Initial Closing Date to the Second Call Closing Date at the Agreed Rate, subject to adjustment pursuant to Section 3.2 hereof, plus (B) a number of shares of Corn Products Common Stock determined by dividing (1) US$10,000,000 plus the amount accrued thereon from the Initial Closing Date to the Second Call Closing Date at the Agreed Rate by
(2) the average of the Fair Market Value of Corn Products Common Stock for the twenty (20) trading days immediately prior to the Second Call Closing Date.

     (c) The term "Fair Market Value" means the closing sales price of Corn Products Common Stock, on the applicable exchange if it is listed on a national securities exchange, or if not, as reported on the Nasdaq National Market System, or if there have been no sales on any such exchange or the Nasdaq National Market System on any day, the average of the highest bid and lowest asked prices at the end of such day. If Corn Products Common Stock is not listed on any national securities exchange or the Nasdaq National Market System, then Corn Products shall not have the option to pay any of the First Call Purchase Price or the Second Call Purchase Price in shares of Corn Products Common Stock. The term "Optional Shares" means any shares of Corn Products Common Stock received by Aralia or its designee from Corn Products as partial consideration for the purchase by Corn Products of the 26.6% Shares or the 24.4% Shares from Aralia.



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                                   ARTICLE II

                      CLOSING AND PURCHASE PRICE ADJUSTMENT

     2.1. CLOSING DATE. (a) If the First Call Exercise Notice shall have been delivered by Corn Products as provided in Section 1.1(a), the First Call Closing shall take place on the date that is thirteen months after the Initial Closing Date (or, if such day is not a Business Day, on the immediately succeeding Business Day), after the Initial Closing Date at the offices of Sidley & Austin, 875 Third Avenue, New York, New York 10022 or at such other place or at such other time as shall be agreed upon by Corn Products and Aralia. In the event that the First Call Closing cannot take place on the date specified above solely because the conditions to such Closing have not been satisfied, the date of such Closing shall be deferred for up to 120 days so long as there exists a good faith expectation that such conditions will be satisfied within such 120 day period and throughout such period the Parties shall use all commercially reasonable efforts in accordance with Section 6.8(a) of the Transaction Agreement to consummate such closing. The date on which the First Call Closing is actually held is sometimes referred to herein as the "First Call Closing Date."

     (b) If the Second Call Exercise Notice shall have been delivered by Corn Products as provided in Section 1.1(b), the Second Call Closing shall take place on the thirtieth day (or, if such day is not a Business Day, on the immediately succeeding Business Day), after delivery of the Second Call Exercise Notice, at the offices of Sidley & Austin, 875 Third Avenue, New York, New York 10022 or at such other place or at such other time as shall be agreed upon by Corn Products and Aralia. In no event shall the Second Call Closing take place unless the transfer of the 26.6% Shares to Corn Products shall have occurred and, in any event, the Second Call Closing shall not take place before the date that is nineteen months after the Initial Closing Date or after December 31, 2003, unless otherwise agreed by Corn Products and Aralia. In the event that the Second Call Closing cannot take place on the date specified above solely because the conditions to such Closing have not been satisfied, the date of such Closing shall be deferred for up to 120 days so long as there exists a good faith expectation that such conditions will be satisfied within such 120 day period and throughout such period the Parties shall use all commercially reasonable efforts in accordance with Section 6.8(a) of the Transaction Agreement to consummate such closing. The time and date on which the Second Call Closing is actually held are sometimes referred to herein as the "Second Call Closing Date."

     2.2. PAYMENT OF PURCHASE PRICE; DELIVERY OF SHARES. (a) Subject to the fulfillment or waiver of the conditions set forth in Section 8.2 of the Transaction Agreement, at the First Call Closing:

     (i)  Corn Products shall:

          (A) pay, without any right of setoff, to Aralia an amount equal to (x) the First Call Purchase Price or (y) the cash component of the First Call Purchase


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     Price as described in Section 1.2(a) hereof, in either case by wire transfer of immediately available funds to the account in the United States or Mexico specified by Aralia in writing to Corn Products at least two Business Days prior to the First Call Closing; and

          (B) deliver to Aralia a stock certificate representing Optional Shares, if any, registered in the name of Aralia or such other Arancia Entity as Aralia may specify in writing at least two Business Days prior to the First Call Closing Date; provided that if such Optional Shares are to be delivered to an Arancia Entity other than Aralia, such Arancia Entity shall enter into an agreement with Corn Products pursuant to which such Arancia Entity agrees to be bound by Sections 2.2, 2.3, 3.4, 3.5 and 3.8 of the Stockholder Agreement;

     (ii) Aralia shall deliver to Corn Products a stock certificate representing the 26.6% Shares, duly endorsed in favor of Corn Products to Corn Products or such other Affiliate as Corn Products may specify in writing at least two Business Days prior to the First Call Closing Date (provided that Corn Products may not designate an Affiliate if such designation would adversely affect or delay the Closing) and, together with Corn Products, cause such transfer to be duly recorded in the stock record books of Aracorn.

     (c)  Subject to the fulfillment or waiver of the conditions set forth in
Section 8.3 of the Transaction Agreement, at the Second Call Closing:

     (i)  Corn Products shall:

          (A) pay, without any right of setoff, to Aralia an amount equal to (x) the Second Call Purchase Price or (y) the cash component of the Second Call Purchase Price as described in Section 1.2(b) hereof, in either case, by wire transfer of immediately available funds to the account in the United States or Mexico specified by Aralia in writing to Corn Products at least two Business Days prior to the Second Call Closing; and

          (B) deliver to Aralia a stock certificate representing the Optional Shares, if any, registered in the name of Aralia or such other Arancia Entity as Aralia may specify in writing at least two Business Days prior to the Second Call Closing Date; provided that if such Optional Shares are to be delivered to an Arancia Entity other than Aralia, such Arancia Entity shall enter into an agreement with Corn Products pursuant to which such Arancia Entity agrees to be bound by Sections 2.2, 2.3, 3.4, 3.5 and 3.8 of the Stockholder Agreement;

     (ii) Aralia shall deliver to Corn Products a stock certificate representing the 24.4% Shares, duly endorsed in favor of Corn Products or to such other Affiliate as Corn Products may specify in writing at least two Business Days prior to the Second Call


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   Closing Date (provided that Corn Products may not designate an Affiliate if such designation would adversely affect or delay the Closing).

     2.3. ARALIA'S ADDITIONAL DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Section 8.2(b) of the Transaction Agreement (which
Section is hereby incorporated by reference herein), at the First Call Closing and the Second Call Closing Aralia shall deliver to Corn Products all of the documents relating to Aralia set forth in Section 3.4(b) and Section 3.4(c) of the Transaction Agreement (which Sections are hereby incorporated by reference herein).


                                   ARTICLE III

                                OTHER AGREEMENTS

     3.1. ESCROW AND TRUST AGREEMENT. Concurrently with the execution of this Agreement, the parties hereto agree to enter into and abide by the terms of the Informal Escrow Agreement in the form attached as Exhibit A. At the earlier of the First Call Closing hereunder or the First Put Closing under the Transaction Agreement, the parties hereto agree to enter into and abide by the terms of the Trust Agreement in the form attached as Exhibit B. The obligation of Aralia to enter into the Informal Escrow Agreement and the Trust Agreement shall be deemed to be obligations of Aralia under Sections 3.4(a) and (b) of the Transaction Agreement at the Initial Closing and the First Put Closing, respectively.

     3.2. DIVIDENDS. (a) In the event that prior to the transfer of the 24.4% Shares to Corn Products or its designee the Board of Directors of Aracorn shall recommend to the stockholders of Aracorn and the stockholders of Aracorn shall declare or pay a dividend or dividends on or shall make any other distribution of cash with respect to, shares of capital stock of Aracorn and the record date for any such dividend or distribution is a date that is on or after the transfer of the 26.6% Shares to Corn Products or its designee but prior to the transfer of the 24.4% Shares to Corn Products or its designee, the Second Call Purchase Price shall be reduced by the aggregate amount of any such dividends or distributions actually received by Aralia (converted, if paid in any currency other than U.S. dollars, into U.S. dollars at the rate quoted on the date of payment by The Wall Street Journal for such currency) plus the amount accrued thereon from the date paid to the Second Call Closing Date at the Agreed Rate.

     (b) In no event may the aggregate amount of any dividend or distribution declared, paid or otherwise made by Aracorn and actually received by either of the Parent Companies or any Arancia Entity prior to the transfer of the 24.4% Shares to Corn Products or its designee be in excess of the Second Call Purchase Price.

     (c) In no event shall Corn Products permit Aracorn to pay any dividends or distributions which would reduce the amounts otherwise payable to Parent Companies hereunder,



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unless at the time of actual payment thereof, the currency of such payments can be freely exchanged into U.S. dollars as described in paragraph (a) above and the amounts of such dividends or distributions, when so converted, is freely transferable to bank accounts in the United States of America.

     (d) Notwithstanding anything in this Section 3.2 to the contrary, (a) Aracorn shall not declare or pay any dividend prior to the date that is nineteen months after the Initial Closing Date or (b) pay any dividend distribution except in cash prior to the transfer of the 24.4% Shares to Corn Products or its designee.

     3.3. TRANSFER RESTRICTIONS. Aralia hereby agrees that it will not directly or indirectly sell, assign, exchange, transfer, distribute or otherwise dispose of, pledge or otherwise encumber (or enter into any agreement to do so), any shares of capital stock of Aracorn except as contemplated by this Agreement or the Transaction Agreement or with the prior written consent of Corn Products.


                                   ARTICLE IV

                               GENERAL PROVISIONS

     4.1. FURTHER ASSURANCES. Each of Aralia and Aracorn hereby agrees to execute and deliver, or cause to be executed and delivered, to Corn Products, such other bills of sale, assignments, proxies, options and other instruments of conveyance and transfer as Corn Products shall reasonably request or as may be otherwise necessary to carry out the terms and provisions of and consummate the transactions contemplated by this Agreement.

     4.2. INCORPORATION BY REFERENCE. The terms "First Put Closing," "First Put Closing Date," "Second Put Closing," and "Second Put Closing Date" as used in any provisions of the Transaction Agreement expressly incorporated by reference herein shall be deemed to refer to the First Call Closing, First Call Closing Date, Second Call Closing, and Second Call Closing Date, respectively, for purposes of this Agreement.

     4.3. NOTICES. Any notice, consent, authorization, direction or other communication required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery or by telecopier or similar telecommunication device, and addressed as follows:

          If to Corn Products, to:

          6500 South Archer Road
          Bedford Park, IL 60501-1933
          Attention: General Counsel
          FAX: (708) 563-6592


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          with a copy to:

          Sidley & Austin
          One First National Plaza
          Chicago, Illinois 60603
          Attention: John M. O'Hare
          FAX: (312) 853-7036

          If to Aralia, to:

          Lopez Cotilla 2032-Mezzanine
          Sector Juarez
          Guadalajara, Jal. 44100
          Mexico
          Attention: General Counsel
          FAX: 011-523-818-3387

          with a copy to:

          Davis, Polk & Wardwell
          450 Lexington Avenue
          New York, NY 10017
          Attention: George R. Bason, Jr.
          FAX: (212) 450-4800

Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by telecopier or similar telecommunications device upon receipt of confirmation of such transmission or, if delivered, on the date of such delivery; provided, however, that if such date is not a Business Day then it shall be deemed to have been delivered and received on the Business Day next following such delivery. Any party may change its address by written notice delivered as aforesaid.

     4.4. LANGUAGE. This Agreement is made and signed in the English language.

     4.5. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties and the respective successors and assigns; provided, however, that neither party shall have the right to transfer or assign its interest in this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

     4.6. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the party to be bound thereby.



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     4.7.  SEVERABILITY. Any Article, Section or other subdivision of this
Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed from this Agreement and shall be ineffective to the extent of such illegality, invalidity or unenforceability, but the parties shall in good faith agree on a substitute provision that is legal, valid and enforceable and that most closely reflects the intention of the parties. Such severed and ineffective provision shall not affect or impair the remaining provisions hereof, which provisions shall (i) be severed from any illegal, invalid or unenforceable Article, Section or other subdivision of this Agreement or any other provision of this Agreement and (ii) otherwise remain in full force and effect.

     4.8. EXECUTION IN COUNTERPARTS. This Agreement may be executed in several identical counterparts, each of which when executed and delivered by the parties hereto shall be an original, but all of which together shall constitute a single instrument.

     4.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York, United States of America.

     4.10. SUBMISSION TO JURISDICTION. Each of Aralia, Aracorn and Corn Products hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the exclusive jurisdiction of any court of the State of New York, United States of America and waives any and all objections to jurisdiction that they may have under the laws of the State of New York, the United States of America or the Republic of Mexico and any claim or objection that any such court is an inconvenient forum.

     4.11. EXPENSES. Each Party shall pay the costs, expenses, fees, taxes and duties which it incurs in the course of negotiation, execution and performance of its obligations pursuant to this Agreement.

     4.12 ENTIRE AGREEMENT; AMENDMENTS. The Transaction Agreement, this Option Agreement, the Stockholder Agreement and the Exhibits and Schedules referred to herein and therein and the documents delivered pursuant hereto and thereto and the two letter agreements between Corn Products and Aralia dated the date of the Transaction Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including without limitation the Confidentiality Agreement. This Option Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

     4.13 ACKNOWLEDGMENT. Each of Aralia, Aracorn and Corn Products acknowledges that this Agreement constitutes a Parent Company Ancillary Agreement and a Corn Products Ancillary Agreement as those terms are used in the Transaction Agreement. Each of


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Aralia, Aracorn and Corn Products acknowledges that the Optional Shares referred to in this Agreement constitute Consideration Shares as used in the Stockholder Agreement to be entered into by Corn Products, Arinsa and Aralia pursuant to the Transaction Agreement.




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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


                                     CORN PRODUCTS INTERNATIONAL INC.


                                     By:_______________________________________
                                        Name:
                                        Title:



                                     PROMOCIONES INDUSTRIALES ARALIA,
                                       S.A. de C.V.


                                     By:_______________________________________
                                        Name:
                                        Title:



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